Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT		RELEASE
Karen M. L. Whelan		Immediately
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends and

Adjustment to Conversion Rate

Richmond, VA • February 5, 2009 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors declared a quarterly dividend of forty-six cents ($0.46) per share on the common shares of the Company, payable May 11, 2009, to common shareholders of record at the close of business on April 13, 2009.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), payable March 16, 2009, to shareholders of record as of 5:00 p.m. Eastern Time on March 1, 2009.

Effective with the payment of the Company’s common stock dividend on February 9, 2009, the Company will adjust the conversion rate on its Series B Preferred Stock. The adjustment of the conversion rate on the Series B Preferred Stock is required by the terms and conditions of the Series B Preferred Stock offering documents due to increases in the cash dividend per share of Universal’s common stock. The adjusted conversion rate on the Series B Preferred Stock will be 21.4699 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate, which represents an increase of 0.2%, will be equivalent to a conversion price of $46.58 per common share.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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